EXHIBIT 10.22

PURCHASE AND SALE CONTRACT

(IMPROVED PROPERTY)

1.	PARTIES.

This Purchase and Sale Contract (this “Contract”) is made between Remodelers Credit Corporation, a Delaware corporation (“Purchaser”), and MAD LLC, a Virginia limited liability company (“Seller”).

2.	PROPERTY.

On the terms and conditions stated in this Contract, Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller all of the following described property (collectively, the “Property”):

2.1.    Land.    Fee simple title in and to all of that certain tract of land situated in Prince William County, City of Woodbridge, Virginia, and described more particularly in Exhibit A, together with all rights and appurtenances pertaining to such land, including, without limitation, all of Seller’s right, title and interest in and to (i) all oil, gas, and other minerals thereon, (ii) all adjacent strips, streets, roads, alleys and rights-of-way, public or private, open or proposed, (iii) all easements, privileges, and hereditaments, whether or not of record, and (iv) all access, air, water, riparian, development, utility, and solar rights (collectively, the “Land”).

2.2.    Improvements.    Consisting of two buildings:

(i) Warehouse – Metal Building used for Deck and Materials storage; with a footprint of approximately 19,080 sq. ft.;

(ii) Deck Assembly building – with a footprint of approximately 21,630 sq. ft., together with related parking lot and all other improvements and structures constructed on the Land (collectively, the “Improvements”),

2.3.    Personal Property.    All of Seller’s right, title and interest in and to all personal property located on either the Land or the Improvements, which shall be sold free and clear of all encumbrances, including any:

(i)	mechanical systems, fixtures and equipment comprising a part of or attached to or located upon the Improvements,

(ii)	maintenance equipment and tools owned by Seller and used in connection with the Improvements,

(iii)	site plans, surveys, plans and specifications, marketing materials and floor plans in Seller’s possession which relate to the Land or Improvements,

(iv)	pylons and other signs,

(v)	furniture and furnishings, including those in management offices and reception areas,

(vi)	art work, paintings, posters and other graphics,

(vii)	keys, telephones, switches, fixtures, and other machinery or appliances, and,

(viii)
other personal property of every kind and character owned by Seller and located in or on or used in connection with the Land or Improvements or the operations thereon (collectively, the “Personal Property”).

2.4.    Intentionally Deleted.

2.5.    Other Contract Rights.    Seller’s interest in all contract rights (collectively, the “Contract Rights”) related to the Land, Improvements, Personal Property or leases, if any, including, without limitation, Seller’s interest in the following: management, employment, maintenance, construction, commission, architectural, parking, supply or service contracts, warranties, guarantees and bonds and other agreements related to the Improvements, Personal Property, or leases that will remain in existence after Closing, if any (collectively, the “Operating Contracts”), subject to the limitations of Section 7.5.12.

2.6.    Permits.    All permits, licenses, certificates of occupancy, and governmental approvals which relate to the Land, Improvements, Personal Property, Contract Rights or Operating Contracts (collectively, the “Permits”).

2.7.    Intentionally Deleted.

2.8.    Pending Awards.    Any pending or future award made with respect to condemnation of the Land or Improvements, any award or payment for damage to the Land or Improvements or claim or cause of action for damage, injury or loss with respect to the ownership, maintenance and operation of the Land or Improvements.

2.9.    Other Rights.    All right, title and interest of Seller in and to all other rights owned by Seller and necessary to or used exclusively in connection with the ownership, maintenance or operation of the items set forth in Sections 2.1 - 2.8 above.

3.	PURCHASE PRICE.

3.1.    Payment.    The purchase price (the “Purchase Price”) for the Property is Two Million Five Hundred and N0/100 Dollars ($2,500,000.00). The Purchase Price will be payable in cash, federal funds, cashier’s or certified check, or other funds immediately available in Woodbridge, Virginia, at “Closing” (hereinafter defined).

4.	TITLE COMPANY DESIGNATION.

4.1.    Title Company.    Within three (3) Business Days after the execution of this Contract by all parties hereto, Purchaser will request a preliminary title report and title commitment from Land America Title Insurance Co. (the “Title Company”) as issuing agent for Lawyers’ Title Co., 7557 Rambler Road, Suite 1200, Dallas, Texas 7523 1, Attn: John Pettiette or Mel John, Telephone: 214-346-7142.

5.	TITLE AND SURVEY.

5.1.    Title Commitment and Documents.    Within fifteen (15) days after the Effective Date, Purchaser, with Seller’s cooperation, will cause the following to be delivered to Purchaser:

(i)    a current Commitment for Title Insurance (the “Title Commitment”) issued by the Title Company, on behalf of its underwriter (the “Title Underwriter”), setting forth the state of title to the Property, including a list of all liens, mortgages, security interests, encumbrances, pledges, assignments, claims, charges, leases (surface, space, mineral, or otherwise), conditions, restrictions, options, conditional sale contracts, rights of first refusal, restrictive covenants, exceptions, easements (temporary or permanent), rights-of-way, encroachments, overlaps, or other outstanding claims, interests, estates, or equities of any nature which affect title to the Property (collectively, the “Title Exceptions”) that would appear in an owner’s title policy, if one were issued, and

(ii)    true, correct, and legible copies of all instruments that create or evidence the Title Exceptions, including those described in Schedule B and Schedule C of the Title Commitment.

The Title Commitment will contain the express commitment of the Title Company to issue the Title Policy (as hereinafter defined) to Purchaser in the amount of the Purchase Price, insuring the title to the Property as is specified in the Title Commitment, with the standard printed exceptions (as modified in accordance with Section 9.2.2 hereof).

5.2.    UCC Searches.    Within twenty (20) days after the Effective Date, Seller at Seller’s expense, will also cause to be delivered to Purchaser a currently dated search of the Uniform Commercial Code Records of Prince William County, Virginia, and the Secretary of State of Virginia under the name of Seller, any subsidiary of Seller and any predecessor in interest to the Property (collectively, the “UCC Searches”).

5.3.    Survey.    Within twenty (20) days after the Effective Date, Seller will cause to be delivered to Purchaser at Seller’s sole cost a currently dated as-built, on-the-ground, ASCM/ALTA survey prepared by a surveyor licensed by the State of Virginia, dated no earlier than the Effective Date, conforming to the requirements set forth on Exhibit B.

5.4.    Review of Title Commitment, Survey and Exception Documents.    Purchaser will have a period of ten (10) Business Days (the “Title Review Period”) after Purchaser’s receipt of the last of the Title Commitment, UCC Searches, Survey, and other items described in Section 5.1, in which to give written notice to Seller specifying Purchaser’s objections to one or more of those items (collectively, “Title Objections”), if any.

5.5.    Seller’s Obligation to Cure; Purchaser’s Right to Terminate.    If Purchaser timely notifies Seller in writing of Title Objections, Seller will, within twenty (20) Business Days after Seller’s receipt of Purchaser’s notice (the “Title Cure Period”), either satisfy the Title Objections at Seller’s sole cost and expense, or promptly notify Purchaser in writing of Title Objections that Seller cannot or will not satisfy at Seller’s expense. If Seller elects not to satisfy any Title Objections within the Title Cure Period, Purchaser has the option of either (i) waiving the unsatisfied Title Objections, in which event the unsatisfied Title Objections will become Permitted Exceptions, or (ii) terminating this Contract, in which latter event Seller and Purchaser will have no further obligations, one to the other, with respect to the subject matter of this Contract, except as otherwise expressly provided herein.

5.6.    Permitted Exceptions.    For purposes of this Contract the term “Permitted Exceptions” will mean all Title Exceptions to which Purchaser has not objected, and all Title Objections which Purchaser has waived or accepted.

6.	DUE DILIGENCE.

6.1.    Items Previously Delivered by Seller.    Seller has delivered to Purchaser for Purchaser’s review, various documents and materials, the (“Property Information”), as described in a letter from Dan Betts to Robert DiFronzo dated August 27, 2002. Seller represents and warrants that these items are, to Seller’s best knowledge, the entire universe of documents that relate to the Property. If available or in existence, the Property Information includes:

6.1.1.    Operating Contracts.    True and complete copies of any written Operating Contracts currently existing, including all modifications, supplements or amendments, and a list of all unwritten Operating Contracts.

6.1.2.    Operating Contract Schedule.    A complete list and description of all Operating Contracts including (i) the name(s) of the parties to each Operating Contract, (ii) the service(s) rendered or to be rendered or the goods supplied or to be supplied under each such Operating Contract, (iii) the compensation or other amount payable by or to Seller under each Operating Contract, (iv) the terms and conditions for terminating each Operating Contract, and (v) notations as to which Operating Contracts are oral.

6.1.3.    Intentionally Deleted.

6.1.4.    Intentionally Deleted.

6.1.5.    Tax Statements.    Copies of the real estate and personal property tax statements covering the Property for the three (3) previous tax years and, if received by Seller, the valuation notice issued with respect to the Property for the year of Closing, together with evidence of payment of all taxes currently due or past due.

6.1.6.    Insurance Policies.    Copies of all existing liability, property, rental value and other insurance policies pertaining to the Property.

6.1.7.    Permits.    Copies of all Permits.

6.1.8.    Use Restrictions.    A copy of all land use restrictions or other conditions limiting the us of the Property.

6.1.9.    Plans and Specifications.    Copies of any surveys, site plans, subdivision plans, and as-built plans and specifications for the Property and leasehold improvements.

6.1.10.    Warranties.    Copies of all unexpired warranties and guaranties covering the Personal Property and the roof, elevators, heating and air conditioning system and any other component of the Improvements and a list and description of any material third party bonds, warranties and guaranties which will be in effect after Closing with respect to the Property.

6.1.11.    Intentionally Deleted.

6.1.12.    Tests and Inspections.    Copies of soils, structural and other engineering inspections (including copies of any current elevator inspections), tests, surveys, studies and reports and pertaining to the Land or Improvements or any portion thereof, and all inspection reports or audits and information regarding the existence of “Hazardous Substances” (hereinafter defined) or underground storage tanks on the Property or use or storage of Hazardous Substances on the Property, and all reports and audits with respect to compliance of the Property with the Americans with Disabilities Act (“ADA”) and any plan in existence for compliance with ADA and similar state or local laws with respect to disabled persons.

6.1.13.    Inventory.    A complete, itemized and detailed inventory of the Personal Property.

6.1.14.    Disputes.    Copies of any and all written claims, demands or notices from any third party which concern or otherwise affect the Property received by Seller during its ownership of the Property, including, without limitation, written notice of potential litigation, written notices from any governmental or quasi-governmental body, copies of any reports issued by the local fire marshall regarding inspection of the Improvements during the three (3) prior calendar years and a list of major repairs (excluding tenant improvements) and major casualties occurring during Seller’s ownership of the Property, together with any internal lists of claims or anticipated litigation related to the Property prepared by or on behalf of the Seller.

6.1.15.    Intentionally Deleted.

6.1.16.    Tax Returns.    Copies of tax returns with respect to the Property for the three (3) most recent calendar years.

6.1.17.    Intentionally Deleted.

6.1.18.    Files.    Copies of all correspondence and working files relating to the Property.

6.1.19.    Documents not Controlled.    A list of documents and information not under Seller’s control or possession which would be material to Purchaser’s ownership of the Property and of which Seller has actual knowledge.

6.1.20.    Other Documents.    Such other documents and items relating to the construction, ownership, management and operation of the Property as Purchaser may reasonably request and which Seller may have in its possession or control.

6.2.    Inspection Period.    During the period commencing with the day on which all items enumerated in Section 6.1 have been delivered to Purchaser (and/or Purchaser is given access to all such items at the management office of the Property) (the “Delivery Date”) and ending at Closing, Purchaser will have the option and right to conduct such investigations, inspections, audits, analyses, surveys, tests, examinations, studies, and appraisals of the Property and to examine all applicable books and records relating to the Property and its operation and maintenance, as Purchaser deems necessary or desirable, at Purchaser’s sole cost and expense.

6.3.    Access.    To facilitate the due diligence contemplated in Article 6, Seller will provide Purchaser and Purchaser’s agents and representatives access to the Property. Purchaser will conduct any such physical inspections, tests, examinations, studies, and appraisals only on Business Days and will use reasonable efforts to minimize interference with Seller’s operations at the Property.

6.4.    Intentionally Deleted.

7.	WARRANTIES, REPRESENTATIONS AND COVENANTS.

7.1.    Express Warranties.    Seller makes the following warranties and representations to Purchaser:

7.1.1.    Title to Real Property.    Seller has good and indefeasible title to the Property, subject only to the Permitted Exceptions; and will convey such title to Purchaser on the Closing Date free and clear of all options, rights, covenants, easements, liens and other rights in favor of third parties except the Permitted Exceptions. The Property is free and clear of all mechanic’s liens, liens, mortgages, or encumbrances of any nature, except as set forth in the Title Exceptions. The Property is not subject to any outstanding agreements of sale or any options, liens, or other rights of third parties to acquire any interest therein, except as described in this Contract, and upon execution and delivery by Seller of the conveyancing documents required to be executed by Seller hereunder, Purchaser will be vested with good and indefeasible title to the Property.

7.1.2.    Title to Personal Property.    None of the Personal Property is held by Seller under a lease or installment sale contract and Seller owns title to the personal property reflected on the inventory to be delivered to Purchaser pursuant to Article 6, free and clear of any liens or claims.

7.1.3.    Parties in Possession/Lease Termination and Release.    There are no tenants or other parties in possession of any part of the Property, except Deck America, Inc., under lease dated December 1, 1998, which shall be terminated at Closing. Seller, as Landlord under this lease, shall fully release Deck America, as Tenant, from any liability thereunder.

7.1.4.    Litigation.    There is no action, suit, proceeding or claim presently pending in any court or before any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality or before any arbitration tribunal or panel, affecting (i) the Property, or any portion thereof, (ii) Seller’s title, use, operation or ownership of the Property, or (iii) Seller’s ability to perform its obligations under this Contract, nor, to the best knowledge of Seller, is any such action, suit, proceeding or claim threatened.

7.1.5.    Bankruptcy.    Seller is not aware of any attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary bankruptcy proceedings, or proceedings under any debtor relief laws, contemplated by or pending or threatened against Seller, any tenant under any leases, or the Property.

7.1.6.    Condemnation.    No condemnation, eminent domain or similar proceedings have been instituted or, to the best of Seller’s knowledge, threatened against the Property.

7.1.7.    Material Change.    Seller has not received notice of, and has no other knowledge or information of, any pending or contemplated change in any regulation, code, ordinance or law, or private restriction applicable to the Property, or any natural or artificial condition upon or affecting the Property, or any part thereof, which would result in any material change in the condition of the Property or any part thereof, or would in any way limit or impede the operation of the Property.

7.1.8.    Effective Contracts.    Except for the list of the Operating Contracts to be delivered to Purchaser pursuant to Article 6, there are no contracts of construction, employment, management, service, or supply which will affect the Property or operations of the Property after Closing.

7.1.9.    Compliance with Laws.    Seller has not received notice of, and has no knowledge or information that, the Improvements and Personal Property and the current use and operation thereof do not comply with all laws, regulations, ordinances, rules, orders and other requirements of all governmental authorities having jurisdiction over the Property or affecting all or any part thereof or bearing on its construction or operation, and with all private covenants or restrictions.

7.1.10.    Licenses and Permits.    Seller has acquired all Permits, easements, and rights-of-way, including, without limitation, all building and occupancy permits from all governmental authorities having jurisdiction over the Property or from private parties for the normal use, maintenance, occupancy, and operation of the Property and to ensure unimpeded access, ingress and egress to and from the Property as required to permit normal usage of the Improvements, and all such Permits, easements and rights-of-way are in full force and effect.

7.1.11.    Insurance Compliance.    Seller currently has in place the public, liability, casualty and other insurance coverage with respect to the Property in the amounts reflected in the insurance policies included in the Property Information. Each of such policies is in full force and effect, and all premiums due and payable thereunder have been, and on the Closing Date will be, fully paid when due. No notice of cancellation has been received or threatened with respect thereto. No insurance company insuring either the Improvements or the Personal Property nor the Board of Fire Underwriters has delivered to Seller oral or written notice (i) that any insurance policy now in effect would not be renewed or (ii) that Seller or any tenant under any leases has failed to comply with insurance requirements or (iii) that defects or inadequacies exist in the Property, or in any part thereof, which could adversely affect the insurability thereof or the cost of such insurance.

7.1.12.    Zoning; Subdivision.    To the Seller’s best knowledge, present zoning regulations of the City of Woodbridge, Virginia, permit the use of the Property for light manufacturing (M-1 Zoning), the Property complies with all applicable parking requirements, and there are no governmental or private regulations, orders, agreements or instruments restricting the current use and operation of the Land, except as may be shown in the Title Commitment.

7.1.13.    Hazardous Substances.    Except as (i) disclosed in any of the environmental reports comprising a part of the Property Information or otherwise obtained by Purchaser, or as otherwise disclosed by Seller to Purchaser in writing, or (ii) would not have an adverse effect on the Property or the business of Seller and its tenants operated thereon, Seller has not received notice of, and has no knowledge or information that (a) the Property or the operation and management thereof is in violation of any Environmental Law (as hereinafter defined) or is subject to any pending or threatened litigation or inquiry by any governmental authority or to any remedial action or obligations under any Environmental Law; (b) underground storage tanks have been or are now located on the Property; (c) the Property is now used, or ever has been used for the storage, treatment or disposal of Hazardous Materials, and (d) Hazardous Materials have been disposed of or are now located upon the Property in violation of applicable Environmental Law (including, without limitation, asbestos and PCB’s). As used herein, the term “Environmental Law” means any law, statute, ordinance, rule, regulation, order or determination of any governmental authority or agency affecting the Property and pertaining to health or the environment including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”) and the Resource Conservation and Recovery Act of 1986. Prior to Closing, Seller shall promptly notify Purchaser of any fact of which Seller acquires actual knowledge which would cause this representation to become false and of any written notice that Seller receives regarding the matters set forth in this Section 7.1.13.

7.1.14.    Agreements Affecting Property.    There are no contracts or other material obligations, other than those matters set forth in the Title Commitment, Survey and Operating Contracts, outstanding (i) for the sale, exchange or transfer of the Property or any portion thereof or the business operated thereon by Seller, or (ii) creating or imposing any burdens, obligations or restrictions on the use or operation of the Property and the business conducted thereon.

7.1.15.    Intentionally Deleted.

7.1.16.    Assessments.    There are no unpaid assessments for public improvements against the Property, and Seller has no knowledge of any proposed assessments against the Property. The Property is not subject to assessments for any street paving or curbing heretofore laid. All sewer, water, gas, electric, telephone and drainage lines and facilities required by law and for the normal operation of the Property are fully installed, currently function properly and service the Property adequately for its current use, and there are no unpaid assessments or charges for the installation of such utilities or for making connection thereto that have not been fully paid.

7.1.17.    Taxes.    To the best knowledge of Seller, (i) there are no public plans or proposals for changes in road grade, access or other municipal improvements which would affect the Property or result in any assessment, (ii) no ordinance authorizing improvements, the cost of which might be assessed against Purchaser or the Property is pending, and (iii) no tax proceeding is pending for the reduction or increase of the assessed real estate tax evaluation of the Property or any portion thereof.

7.1.18.    Organization and Enforceability.    Seller is duly organized, validly existing and in good standing under the laws of the state of its organization and is qualified to transact business in the state in which the Property is situated. This Contract and all instruments, documents and agreements to be executed by Seller in connection herewith are, or when delivered shall be, duly and validly executed and delivered by Seller to Purchaser and are, or when delivered shall be, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, conservatorship, receivership, insolvency, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity. Each individual executing this Contract on behalf of Seller represents and warrants to Purchaser that he or she is duly authorized to do so.

7.1.19.    Capacity.    Seller has the capacity and complete authority to enter into and perform this Contract, and no consent, approval or other action by any other party or entity will be needed thereafter to authorize Seller’s execution and performance of this Contract. None of the execution and delivery of this Contract by Seller, the consummation by Seller of the transaction contemplated hereby or compliance by Seller with any of the provisions hereof will (i) conflict with or result in any breach of any provisions of the formation documents of Seller; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right to termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Seller is a party or by which Seller or the Property may be bound; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or the Property; except in the case of clauses (ii) or (iii) above, for violations, breach or defaults (A) that would not in the aggregate have a material adverse effect on the business or financial condition of Seller and on the effectiveness of the transaction contemplated hereby or (B) for which waivers or consents have been or will be obtained prior to the Closing Date (as herein defined).

7.1.20.    Foreign Person.    Seller is not a “foreign person”, “foreign trust” or “foreign corporation” within the meaning of the United States Foreign Investment and Real Property Tax Act of 1980 and the Internal Revenue Code of 1986, as subsequently amended.

7.1.21.    Books and Records; Financial Operation.    All books and records relating to operating income and expenses of the Property furnished or made available to Purchaser by Seller were and shall be those maintained by Seller in regard to the Property in the normal course of business. The operating statements covering the Property furnished by Seller to Purchaser are, in all material respects, accurate, complete and have been prepared in accordance with the books and records of Seller and present fairly the financial position of the operations of the Property for the periods then ended. Without limiting the generality of the foregoing, all of the financial statements referred to above fully reflect all material costs of operations of the Property. Since the date of the operating statements covering the Property, there has been no material adverse change in the business or financial condition of Seller or the Property, and Seller has no knowledge of any prospective material adverse change.

7.1.22.    Accuracy of Documents.    All documents and records delivered pursuant to Article 6 will be true, correct and complete copies of the documents and records required to be delivered and will accurately reflect the matters contained therein.

7.1.23.    No Defects.    Seller has not received notice of, and has no knowledge or information that, there are structural, physical, mechanical or other defects or faults affecting or relating to all or any part of the Improvements, including, without limitation, the heating, air conditioning, ventilating, plumbing, life safety and electrical systems, all of which are in good operating condition and repair and in compliance with all applicable government laws, ordinances, regulations and requirements.

7.1.24.    Flood Plain.    To the best knowledge of Seller, no portion of the Property is located inside the one hundred (100) year flood plain for Prince William County, Virginia, as such plain is determined by the Federal Emergency Management Agency and published in a Flood Insurance Rate Map for the area including the Property.

7.1.25.    Soils.    Seller has not received notice of, and has no knowledge or information that, there are defects, faults or other problems in connection with the soils, subsoils, grading or compaction of the Land, other than as set forth in any soil reports to be delivered to Purchaser.

7.2.    Purchaser’s Representations and Warranties.    Purchaser represents to Seller that, as of the date hereof:

7.2.1.    Organization.    Purchaser is duly formed, validly existing and in good standing under the laws of the state of its organization, and is or will be by the Closing Date duly qualified to transact business in the state in which the Property is situated.

7.2.2.    Authority.    Purchaser has all the requisite power and authority, has taken all actions required by its organizational documents and applicable law, and has obtained all necessary consents, to execute and deliver this Contract and to consummate the transactions contemplated in this Contract. Each individual executing this Contract on behalf of Purchaser represents and warrants to Seller that he is duly authorized to do so.

7.3.    Knowledge Standard.    For purposes of this Contract, the phrase “to the Seller’s knowledge” or similar phrases means that Seller has conducted a reasonable review of Seller’s files and when necessary or desirable, interviewed Seller’s current employees in positions of responsibility on the subject and such review and interviews resulted in no information that would create actual knowledge of the inaccuracy or falsehood of any such representation or warranty.

7.4.    Remedies.    Purchaser’s execution of this Contract has been made, and the purchase of the Property by Purchaser will have been made, in material reliance by Purchaser on Seller’s representations and warranties contained in this Article. If any of the foregoing warranties and representations proves to be untrue or incorrect in any material respect prior to

Closing, Purchaser may terminate this Contract by written notice delivered to Seller, in which event Purchaser shall have no further duties or obligations hereunder. The representations and warranties set forth in this Section will be true, accurate and correct in all material respects upon the execution of this Contract, may be repeated pursuant to a separate instrument on and as of the Closing Date, and will survive Closing for a period of two (2) years.

7.5.    Seller’s Covenants.    Seller agrees that during the period from the date hereof through the Closing Date Seller will perform the following covenants:

7.5.1.    Operation.    Seller will (i) operate the Property and continue to offer services and amenities in accordance with past practices, (ii) permit no material change in presently existing policies or agreements with tenants occupying the Property without, in each instance, the prior written approval of Purchaser, and (iii) maintain the Improvements and Personal Property in as good a condition and state of repair as that existing on the date of this Contract.

7.5.2.    New Contracts.    Seller will not, without the prior written consent of Purchaser, (i) enter into any Operating Contract that will not be fully performable by Seller on or before the Closing Date, (ii) amend, modify or supplement any existing Operating Contract or Permit in any material respect, (iii) enter into any new lease for the Property or (iv) amend, modify or supplement any existing leases. Any consent requested by Seller pursuant to this Section 7.5.2 will be deemed rejected if Purchaser does not respond by written notice to Seller within ten (10) days after Purchaser’s receipt of Seller’s written request.

7.5.3.    Litigation.    Seller will advise Purchaser promptly of any litigation or any arbitration proceeding or any administrative hearing (including condemnation) before any governmental agency which concerns or affects the Property in any manner and which is instituted after the Effective Date.

7.5.4.    Construction.    Seller will not, without the prior written consent of Purchaser, permit any modifications or additions to the Improvements.

7.5.5    Sale of Personal Property.    Seller will not, transfer or dispose of, or permit to be sold, transferred or otherwise disposed of, any item or group of items constituting Personal Property, except for the use and consumption of inventory, office and other supplies and spare parts, and the replacement of worn out, obsolete and defective tools, equipment and appliances, in the ordinary course of business.

7.5.6.    Insurance.    Seller will maintain Seller’s existing insurance coverage with respect to the Property through the Closing Date.

7.5.7.    Further Encumbrances.    Seller will not modify any financing currently encumbering the Property and shall not further encumber or permit further encumbrance of the Property in any manner.

7.5.8.    Trade Accounts.    Seller will cause to be paid all trade accounts and costs and expenses of operation and maintenance of the Property incurred or attributable to the period prior to Closing, and Seller agrees to indemnify and hold Purchaser harmless from all such costs and expenses.

7.5.9.    Intentionally Deleted.

7.5.10.    Cooperation.    Seller will assist and cooperate with Purchaser prior to Closing (i) in obtaining all necessary permits and licenses to continue operating the Property in the present manner, (ii) with any evaluation, inspection, audit or study of the Property prepared by, for or at the request of Purchaser, and (iii) in responding to the reasonable requests of Purchaser and its agents, including, without limitation, such requests by Purchaser’s counsel.

7.5.11.    Consents.    Seller will promptly file or submit and diligently prosecute any and all applications or notices with federal, state and/or local authorities and all other requests with any private persons or entities for consents, approvals, authorizations and permissions which are reasonably considered necessary or appropriate for consummation of this transaction by Seller or to prevent the termination of any license Operating Contract or Permit.

7.5.12.    Operating Contracts.    Seller will terminate effective as of Closing all Operating Contracts which are rejected pursuant to written notice delivered by Purchaser to Seller prior to the Closing Date.

7.5.13.    Notification of Subsequent Events.    Prior to Closing, Seller will notify Purchaser of any notice received by Seller of any material change in or to the Property.

7.5.14.    Intentionally Deleted.

7.5.15.    Certificates Regarding Restrictions.    Seller shall obtain and deliver to Purchaser not later than ten (10) days prior to the Closing Date a “Certificate” from such association or other entity as may be empowered to levy assessments or enforce private covenants, conditions and restrictions affecting the Property. Such Certificate shall confirm the accuracy of the statements set forth in Section 7.1.9, confirm the payment of all current assessments and such other matters as Purchaser shall reasonably request.

7.6.    Conditions Precedent.    Purchaser’s obligation to consummate this transaction is expressly conditional upon the conditions precedent set forth in Subsections 7.6.1 through 7.6.12. In the event that all of the conditions precedent are not satisfied or waived in writing by the Closing Date, and in addition to any other remedy Purchaser may have for the failure of such condition, Purchaser may, at its option, by written notice to Seller, either (i) extend the Closing Date for a reasonable period of time to allow Seller to satisfy any condition that is reasonably capable of being satisfied by Seller, or (ii) terminate this Contract and declare Seller to be in default hereunder.

7.6.1.    Consummation of Merger.    The merger contemplated by that certain Agreement of Plan and Merger dated October 16, 2002, by and between Deck America, Inc., U.S. Home Systems, Inc. and Remodelers Credit Corporation, shall have been completed prior to or simultaneously herewith.

7.6.2.    Ability to Operate.    At the time of Closing there will not exist any law, ordinance, rule, regulation, standard or guideline (“Governmental Requirement”) of the United States, State of Virginia, County of Prince William, City of Woodbridge, or any other political subdivision in which the Property is located, or any other political subdivision, agency or instrumentality exercising jurisdiction over Purchaser or the Property, which Governmental Requirement would prevent the existence and/or operation of the Property as presently operated.

7.6.3.    Options to Terminate.    Purchaser will have declined, or have been deemed to have declined, to exercise all options to terminate contained in other sections of this Contract.

7.6.4.    Accuracy of Representations.    Each of the representations and warranties made by Seller in this Contract will be true and complete in all material respects on the Closing Date as if made on and as of such date.

7.6.5.    Performance of Covenants.    Seller will not have failed to perform or comply with any of Seller’s agreements, covenants or obligations in the manner and within the periods provided herein.

7.6.6.    Purchaser’s Financing Contingency.    Purchaser agrees to use commercially reasonable good faith efforts to secure first mortgage financing in an amount not less than 75% of the Purchase Price. In the event Purchaser is not able to secure first mortgage financing in an amount at least equal to 75% of the Purchase Price, Purchaser shall have the option to terminate this contract and neither party shall have any further obligations or liabilities hereunder.

7.6.7.    Intentionally Deleted.

7.6.8.    Intentionally Deleted.

7.6.9.    Intentionally Deleted.

7.6.10.    Permits.    Purchaser will have been issued, or will be reasonably satisfied that Purchaser will be issued immediately after Closing, all permits and licenses necessary to continue operating the Property in the present manner.

7.6.11.    Title.    The Title Company will have irrevocably committed to issue the Title Policy.

7.6.12.    No Injunction.    On the Closing Date, there will be no third party injunction, writ, preliminary restraining order or any order of any nature issued or threatened by a court of competent jurisdiction directing that the transaction contemplated by this Contract not be consummated, as herein provided.

8.	INDEMNITY.

8.1.    Purchaser’s Indemnity.    Purchaser hereby agrees to indemnify Seller against, and to hold Seller harmless from, all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and disbursements) asserted against or incurred by Seller in connection with or arising out of (i) the ownership, maintenance or operation of the Property and attributable to events occurring after Closing and during Purchaser’s ownership of the Property, or (ii) a breach of any representation, warranty or covenant of Purchaser contained in this Contract. Purchaser’s obligations under this Section 8.1. shall survive Closing for two (2) years. Notwithstanding anything to the contrary contained herein, (i) Purchaser’s indemnity obligations hereunder will not extend to claims arising out of the negligence or willful misconduct of Seller, (ii) in no event shall such indemnification cover any indirect or consequential damages of Seller, including, without limitation, lost profits, or (iii) environmental claims for occurrences prior to Closing.

8.2.    Seller’s Indemnity.    Seller hereby agrees to indemnify Purchaser against, and to hold Purchaser harmless from all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and disbursements) asserted against or incurred by Purchaser in connection with or arising out of (i) the ownership, maintenance or operation of the Property and attributable to events occurring on or prior to Closing and during Seller’s ownership of the Property, or (ii) a breach of any representation, warranty or covenant of Seller contained in this Contract. Seller’s obligations under this Section 8.2 shall survive Closing for two (2) years. Notwithstanding anything to the contrary contained herein, (i) Seller’s indemnity obligations hereunder will not extend to claims arising out of the negligence or willful misconduct of Purchaser, and (ii) in no event shall such indemnification cover any indirect or consequential damages of Purchaser, including, without limitation, lost profits.

9.	CLOSING.

9.1.    Closing Date.    The consummation of this transaction (“Closing”) will take place in Dallas, Texas at the offices of the Title Company, or at such other location upon which Seller and Purchaser mutually agree, on or before November 30, 2002 (the “Closing Date”), unless Seller and Purchaser mutually agree in writing otherwise.

9.2.    Seller’s Obligations at the Closing.    At Closing, Seller will do, or cause to be done, the following:

9.2.1.    Documents.    Seller will execute, acknowledge (if necessary), and deliver the following documents:

9.2.1.1.    Special Warranty Deed in the form and substance of Exhibit C, subject only to the Permitted Encumbrances;

9.2.1.2.    Blanket Conveyance, Bill of Sale, and Assignment in the form and substance of Exhibit D;

9.2.1.3.    Certificate of Non-Foreign Status in the form and substance of Exhibit E;

9.2.1.4.    An updated certificate executed by Seller remaking and reaffirming all representations and warranties made by Seller to Purchaser in accordance with the provisions of Article 7.

9.2.2.    Title Policy.    The Title Company will issue to Purchaser an ALTA Extended Coverage Owner’s Title Insurance Policy with all endorsements (the “Endorsements”), including endorsements for zoning, survey, location, access, separate tax parcel, comprehensive, deletion of standard exceptions, deletion of creditor’s rights and going concern, if requested by Purchaser (the “Title Policy”), in the amount of the Purchase Price, and insuring that Purchaser has good and indefeasible title to the Property subject only to the Permitted Exceptions and the standard printed exceptions modified as follows:

9.2.2.1.    The exception for restrictive covenants will be modified to read either “None” or “None except (for restrictions to which Purchaser has either not objected or waived any objections),”

9.2.2.2.    The area and boundary lines, encroachments and overlapping of improvements exception will be modified so as to refer only to “shortages in area,”

9.2.2.3.    The exception as to the lien for taxes will be limited to the year in which Closing occurs, and

9.2.2.4.    Any exception for “parties in possession” will be limited to the rights of lessees or tenants under any existing leases.

The Title Policy will be issued by the Title Company, on behalf of the Title Underwriter.

9.2.3.    Original Documents.    Seller will deliver to Purchaser originals within Seller’s possession of all items enumerated in Section 6.1.

9.2.4.    Possession.    Seller will deliver possession of the Property to Purchaser, subject to any existing leases approved in writing by Purchaser.

9.2.5.    Keys.    Seller will deliver all keys and master keys to all locks located on the Property, properly tagged for identification, as well as combinations, card keys and cards for the security systems, if any.

9.2.6.    Additional Documents.    Seller will execute and deliver or obtain for delivery to the Title Company any other instruments reasonably necessary to consummate this Contract, including, by way of example, closing statements, releases, evidence of the authority of the party executing instruments on Seller’s behalf and delivery of instruments required by the Title Company under Schedule C of the Title Commitment.

9.3.    Purchaser’s Obligations at the Closing.    At Closing, Purchaser will do, or cause to be done, the following:

9.3.1.    Payment of Consideration.    Purchaser will pay to Seller the Purchase Price, as adjusted in accordance with the provisions of this Contract.

9.3.2.    Additional Documents.    Purchaser will execute and deliver or obtain for delivery to the Title Company any instruments reasonably necessary to consummate this Contract, including, by way of example, closing statements and evidence of the authority of the party executing instruments on behalf of Purchaser.

9.3.3.    Costs.    Purchaser will pay all costs allocated to Purchaser pursuant to Section 9.4.

9.4.    Costs and Adjustments, at Closing.

9.4.1.    Expenses.    Seller will pay the first $10,000 of Closing Costs incurred closing this transaction. Closing Costs shall include the cost of the UCC Searches, all Grantor and Grantee Transfer Taxes of whatsoever nature, all recording fees, the Title Policy premium (including the cost of any special deletions from standard printed exceptions on the Title Policy, and other endorsements to the Title Policy required by Purchaser), the search and examination fee and all escrow fees charged by the Title Company. Purchaser will pay any remaining closing costs, and its own due diligence items ordered by Purchaser, including any survey costs and environmental reports or studies. Seller and Purchaser will be responsible for the fees and expenses of their respective attorneys.

9.4.2.    Real Estate Taxes.    Real estate taxes on the Property for the fiscal period of Closing will be prorated between Seller and Purchaser as of Closing Date. If the amount of such taxes is not known at Closing, the proration of such real estate taxes will be based on the amount of such taxes for the previous real estate tax fiscal period. As soon as the actual amount of real estate taxes on the Property on the year of Closing is known, Seller and Purchaser will readjust the amount of such taxes to be paid by each party with the result that Seller will pay for those taxes applicable to the Property up to and including the date of Closing and Purchaser will pay for those taxes and assessments applicable to the Property after the date of Closing. All special assessments, if any, which are a lien against the Property at the time of Closing shall be paid by Seller. The provisions of this Section 9.4.2 will survive Closing.

9.4.3.    Intentionally Deleted.

9.4.4.    Security Deposits and Utility Deposits.    Seller shall be entitled to retain all utility deposits to the extent all payments to such utilities are current and were paid by Seller. Seller shall cooperate with Purchaser to ensure a smooth transition with respect to the transfer of utilities.

9.4.5.    Other Income and Expenses.    All other income and ordinary operating expenses for or pertaining, to the Property, including, but not limited to, public utility charges, maintenance, service charges, and lease commissions will be prorated as of the Closing Date.

9.4.6.    Adjustment.    To the extent that errors are discovered in, or additional information becomes available with respect to, the prorations and allocations made at Closing, Seller and Purchaser agree to make such post-Closing adjustments as may be necessary to correct any inaccuracy; however, all prorations (except for prorations and allocations of ad valorem taxes and tenant reimbursables and for prorations or allocations that are then currently in dispute) will be final within one hundred twenty (120) days after Closing. Seller agrees to deliver to Purchaser all invoices and payments related to the Property received by Seller after Closing.

9.5.    Sale “As Is, Where Is.”    Purchaser acknowledges that upon Closing, Seller shall sell and convey to Purchaser and Purchaser shall accept the Property “AS IS, WHERE IS, WITH ALL FAULTS,” except to the extent expressly provided otherwise in this Contract or the Deed to be executed by Seller at Closing and any other document to be executed by Seller and delivered to Purchaser at Closing. Except as expressly set forth in this Contract, Purchaser has not relied and will not rely on, and Seller has not made and is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Property or relating thereto (including specifically, without limitation, information packages distributed with respect to the Property) made or furnished by Seller, the asset manager of the Property, or any real estate broker, agent or third party representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing. Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that, except as expressly set forth in this Contract, it is relying solely on its own expertise and that of Purchaser’s consultants in purchasing the Property and shall make an independent verification of the accuracy of any documents and information provided by Seller. Purchaser will conduct such inspections and investigations of the Property as Purchaser deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same. By failing to terminate this Contract prior to the Termination Date, Purchaser acknowledges that Seller has afforded Purchaser a full opportunity to conduct such investigations of the Property as Purchaser deemed necessary to satisfy itself as to the condition of the Property and the existence or non-existence or curative action to be taken with respect to any Hazardous Materials on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Contract or the Deed to be executed by Seller at Closing and any other document to be executed by Seller and delivered to Purchaser at Closing. Upon Closing, except to the extent expressly provided otherwise in this Contract or the Deed to be executed by Seller at Closing and any other documents to be executed by Seller and delivered to Purchaser at Closing, Purchaser shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, health or safety conditions, may not have been revealed by Purchaser’s inspections and investigations.

9.6.    Intentionally Deleted.

9.7.    “Hazardous Materials” Defined.    For purposes hereof, “Hazardous Materials” means “Hazardous Material, “Hazardous Substance,” “Pollutant or Contaminant,” and “Petroleum” and “Natural Gas Liquids,” as those terms are defined or used in Section 101 of CERCLA, and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible materials, and infectious materials.

9.8.    Intentionally Deleted.

9.9.    Survival.    The terms and conditions of Sections 9.5 shall expressly survive the Closing, and not merge with the provisions of any closing documents.

10.	REMEDIES.

10.1.    Default by Seller.    In the event that Seller fails to consummate this Contract or if Seller fails to perform any of Seller’s other obligations hereunder either prior to or at Closing and such failure or refusal results from any reason other than the termination of this Contract by Purchaser pursuant to a right to terminate expressly set forth in this Contract or Purchaser’s failure to perform Purchaser’s obligations under this Contract, Purchaser may (i) terminate this Contract by giving written notice thereof to Seller prior to or at Closing, in which event Seller will also pay to Purchaser liquidated Damages in the amount of $10,000, and Purchaser’s actual out-of-pocket expenses incurred in connection with its due diligence efforts, or (ii) enforce specific performance of Seller’s duties and obligations under this Contract.

10.2.    Default by Purchaser.    In the event that Purchaser fails or refuses to consummate the purchase of the Property pursuant to this Contract and if such failure to consummate results from any reason other than termination of this Contract by Purchaser pursuant to a right to terminate expressly set forth in this Contract or Seller’s failure to perform Seller’s obligations under this Contract, then Seller, as Seller’s sole and exclusive remedy, will have the right to terminate this Contract by giving written notice thereof to Purchaser prior to Closing, whereupon neither party thereto will have any further rights or obligations hereunder except that Purchaser will pay Seller liquidated damages in the amount of $10,000. It is agreed that the amount of liquidated damages under Sections 10.1 and 10.2 is a reasonable forecast of just compensation for the harm that would be caused by a breach and that the harm that would be caused by such breach is one that is incapable or very difficult of accurate estimation.

10.3.    Legal Fees.    In the event either party to this Contract commences legal action of any kind to enforce the terms and conditions of this Contract, the prevailing party in such litigation will be entitled to collect from the other party all costs, expenses and attorneys’ fees incurred in connection with such action.

11.	RISK OF LOSS, DESTRUCTION, AND CONDEMNATION.

11.1.    Risk of Loss.    Risk of loss for damage to the Property, or any part thereof, by fire or other casualty from the effective date of this Contract through the Closing Date will be on Seller. Upon Closing, full risk of loss with respect to the Property will pass to Purchaser.

11.2.    Casualty.

11.2.1.    Major Damage.    If, prior to the Closing, the Property, or any portion thereof, is damaged by fire, or any other cause of whatsoever nature, Seller will promptly give Purchaser written notice of such damage. If the cost for repairing such damage, in the reasonable judgment of Purchaser, exceeds Fifty Thousand and No/100 Dollars ($50,000), Purchaser will have the option, exercisable by written notice delivered to Seller within ten (10) Business Days of Seller’s notice of damage to Purchaser, either (i) to require Seller to convey the Property to Purchaser, in its damaged condition and to assign to Purchaser all of Seller’s right, title and interest in and to any claims Seller may have under the property insurance policies covering the Property, in which event Seller will pay to Purchaser the amount of any deductible under applicable insurance policies but Seller will have no further liability or obligation to repair or replace the Property, or (ii) to terminate this Contract. If Purchaser elects to terminate this Contract, neither party hereto will have any further duties or obligations hereunder.

11.2.2.    Minor Damage.    If the cost for repairing such damage will, in the reasonable judgment of Purchaser, equal or not exceed Fifty Thousand and No/100 Dollars ($50,000), Purchaser will have the option, exercisable by written notice delivered to Seller within ten (10) Business Days of Seller’s notice of damage to Purchaser, either (i) to require Seller to repair and restore the Property to substantially the same condition it was in prior to such casualty, in which event the Closing Date shall be postponed for a reasonable period of time to allow Seller to accomplish such repair and restoration, or (ii) to require Seller to convey the Property to Purchaser on the Closing Date described in Section 9.1 in its damaged condition and assign to Purchaser all of Seller’s right, title and interest in and to any claims Seller may have under the insurance policies covering the Property, in which event Seller will pay to Purchaser the amount of any deductible under applicable insurance policies but Seller will have no further liability or obligation to repair or replace the Property.

11.3.    Condemnation.    If during the pendency of this Contract and prior to Closing, condemnation proceedings are commenced with respect to the Property or any portion thereof, Purchaser may, at Purchaser’s election, terminate this Contract by written notice to Seller within fifteen (15) days after Purchaser has been notified of the commencement of condemnation proceedings. In the event of such termination, neither party will have any further duties or obligations hereunder except as otherwise expressly provided herein. If Purchaser does not exercise such right to terminate within the period prescribed, then Seller and Purchaser, by their respective attorneys, will have the right to appear and to defend their respective interests in the Property in such condemnation proceedings, and any award in condemnation will become the property of Seller and will reduce the Purchase Price by the same amount.

12.	REAL ESTATE COMMISSIONS AND FEES.

Seller represents and warrants to Purchaser that Seller has not contacted or entered into any agreement with any real estate broker, agent, finder, or any party in connection with this transaction and that Seller has not taken any action which would result in any real estate broker’s or finder’s fees or commissions being due and payable to any party with respect to the transaction contemplated hereby. Purchaser hereby represents and warrants to Seller that Purchaser has not contracted or entered into any agreement with any real estate broker, agent, finder, or any party in connection with this transaction and that Purchaser has not taken any action which would result in any real estate broker’s or finder’s fees or commissions being due or payable to any party with respect to the transaction contemplated hereby. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including, without limitation, reasonable attorneys’ fees) paid or incurred by the other party by reason of a breach of the representation and warranty made by such party under this Article 12. Notwithstanding anything to the contrary contained herein, the indemnities set forth in this Article 12 will survive Closing. Seller advises Purchaser to have an abstract of title covering the Property examined by an attorney of Purchaser’s selection, or Purchaser should be furnished with or obtain the Title Policy. If the Title Policy is furnished, the Title Commitment should be promptly reviewed by an attorney of Purchaser’s choice due to the time limitations on Purchaser’s right to object.

13.	NOTICES.

13.1.    Written Notice.    All notices, demands and requests which may be given or which are required to be given by either party to the other party under this Contract must be in writing.

13.2.    Method of Transmittal.    All notices, demands and requests required to be in writing must be sent by United States certified or registered mail, postage fully prepaid, return receipt requested, or by Federal Express or a similar nationally recognized overnight courier service, or by facsimile with a confirmation copy delivered by a nationally recognized overnight courier service. Notice will be considered effective on the earlier to occur of actual receipt or twenty-four (24) hours after depositing same with the overnight courier service.

13.3.    Addresses.    The addresses for proper notice under this Contract are as follows:lp12

Purchaser:	Seller:

Remodelers Credit Corporation	MAD LLC
750 State Highway 121 Bypass	1041 Cannons Court
Suite 170	Woodbridge, Virginia 22191
Lewisville, Texas 75067	Attn: Daniel Betts, Managing Member
Attn: Murray H. Gross, President	Facsimile: 703-497-1559
Facsimile: 972-459-4800

with a copy to:	with a copy to:

Jackson Walker L.L.P.	Poppleton, Garrett & Polott
901 Main Street, Suite 6000	15400 Calhoun Drive, Suite 140
Dallas, Texas 75202	Rockville, Maryland 20855
Attn: Richard B. Goodner	Attn: Andrew Polott
Facsimile: (214) 953-5822	Facsimile: (301) 493-6585

Either party may from time to time by written notice designate a different address to the other party.

14.	ASSIGNMENT.

Neither party will have the right to assign this Contract, except that Purchaser will have the right to assign this Contract or any of its rights hereunder without the prior written consent of Seller to an affiliate of Purchaser. Upon such assignment, Purchaser will be relieved of all liability hereunder and such assignee will succeed to all of the rights and obligations of Purchaser hereunder and will, for the purposes hereof, be substituted as and be the Purchaser hereunder.

15.	INTERPRETATIVE.

15.1.    Entire Agreement.    This Contract embodies the entire agreement between the parties and cannot be varied except by the written agreement of the parties.

15.2.    Gender and Number.    Words of any gender used in this Contract will be construed to include any other gender and words in the singular number will be construed to include the plural, and vice versa, unless the context requires otherwise.

15.3.    Captions.    The captions used in connection with the Articles, Sections and Subsections of this Contract are for convenience only and will not be deemed to expand or limit the meaning of the language of this Contract.

15.4.    Successors and Assigns.    This Contract will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

15.5.    Multiple Counterparts.    This Contract may be executed in several counterparts, each of which will be deemed an original, and all of which will constitute but one and the same instrument.

15.6.    Controlling Law.    To the fullest extent allowed by law, all matters relating to any failure of either party to perform under this Agreement that is based on, arises out of, or proximately related to the failure of the contingency set forth in Section 7.6.1 (failure to close the Agreement and Plan of Merger dated October 16, 2002) shall be construed under, governed by and enforced in accordance with the laws of the State of Delaware. All issues relating to the parties’ performance under this Agreement other than as described in the preceding sentence shall be construed under, governed by and enforced in accordance with the laws of the Commonwealth of Virginia.

15.7.    Exhibits.    All exhibits, attachments, annexed instruments and addenda referred to herein will be considered a part hereof by reference for all purposes with the same force and effect as if copied verbatim herein.

15.8.    No Rule of Construction.    Seller and Purchaser have each been represented by counsel in the negotiations and preparation of this Contract; therefore, this Contract will be deemed to be drafted by both Seller and Purchaser, and no rule of construction will be invoked respecting the authorship of this Contract.

15.9.    Severability.    All agreements and covenants contained in this Contract are severable. In the event any agreement or covenant is held to be invalid by any court, this Contract will be interpreted as if such invalid agreement or covenant were not contained herein.

15.10.    Construction of Certain Words.    “Any” will be construed as “any and all.” “Including” will be construed as “including but not limited to.”

15.11.    Prior Agreement.    This Contract supersedes and replaces, insofar as the same relates to the Property, the terms and conditions of that certain letter agreement dated June 26,

2002, from U.S. Home Systems, Inc. to MAD LLC, agreed to and accepted by MAD LLC as of July 2, 2002.

15.12.    Business Day.    “Business Day” means any day on which business is generally transacted by banks in Prince WilliamCounty, Virginia. If the final date of any period which is set out in any paragraph of this Contract falls upon a day which is not a Business Day, then, and in such event, the time, of such period will be extended to the next Business Day.

16.	CONFIDENTIALITY.

All copies of any information delivered to Purchaser relating to Seller pursuant hereto shall, upon the written request of Seller, be promptly returned to Seller in the event that this Contract is terminated. Purchaser agrees that Seller’s confidential information shall not be used or disclosed by Purchaser for any purpose other than the evaluation and implementation of the transaction, unless such disclosure is required by applicable federal and state securities laws or required by court order or proceeding. For purposes of this Section 16, “confidential” information does not include information which: (a) is or becomes generally available to the public other than as a result of disclosure which is in violation of this Section 16; (b) was known by Purchaser on a non-confidential basis prior to the disclosure thereof; or (c) becomes available to Purchaser on a non-confidential basis from a third party who is not known by Purchaser to be bound by a confidentiality agreement with Seller, or is not otherwise prohibited from transmitting the information to Purchaser.

All copies of any information delivered to Seller relating to Purchaser pursuant hereto shall, upon the written request of Purchaser, be promptly returned to Purchaser in the event that this Contract is terminated. Seller agrees that Purchaser’s confidential information shall not be used or disclosed, unless such disclosure is required by applicable federal and state securities laws, by Seller for any purpose other than the evaluation and implementation of the transaction. For purposes of this Section 16, “confidential” information does not include information which: (a) is or becomes generally available to the public other than as a result of disclosure which is in violation of this Section 16; (b) was known by Seller on a non-confidential basis prior to the disclosure thereof; or (c) becomes available to Seller on a non-confidential basis from a third party who is not known by Seller to be bound by a confidentiality agreement with Purchaser, or is not otherwise prohibited from transmitting the information to Seller.

Except as may otherwise be required by law or regulation or by court or administrative agency order, the parties hereto agree that no press release or similar public statements shall be made with respect to the proposed transactions unless the other party has consented in writing to such disclosure. In addition, except as may be necessary or desirable to disclose to such party’s advisors, financiers and lenders, and such party’s directors, officers, employees and representatives involved in this transaction, without the prior written consent of the other party, no party shall disclose to any person either the fact that discussions or negotiations are taking place concerning a possible transaction between the parties hereto or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof.

Purchaser and Seller shall not record this Contract or a memorandum hereof and shall hold all information related to this transaction in strict confidence, and will not disclose same to any person other than directors, officers, employees and agents of each, as well as to consultants, banks or other third parties working with Seller or Purchaser in connection with the transaction who need to know such information for the purpose of consummating this transaction. This prohibition will not be applicable to disclosure of information required by applicable law, rule or regulation and will not survive Closing.

17.	IRS REPORTING REQUIREMENTS.

For the purpose of complying with any information reporting requirements or other rules and regulations of the Internal Revenue Service (“IRS”) that are or may become applicable as a result of or in connection with the transaction contemplated by this Contract, including, but not limited to, any requirements set forth in proposed Income Tax Regulation Section 1.6045-4 and any final or successor version thereof (collectively the “IRS Reporting Requirements”), Seller and Purchaser hereby designate and appoint the Title Company to act as the “Reporting Person” (as that term is defined in the IRS Reporting Requirements) to be responsible for complying with any IRS Reporting Requirements. The Title Company hereby acknowledges and accepts such designation and appointment and agrees to fully comply with any IRS Reporting Requirements that are or may become applicable as a result of or in connection with the transaction contemplated by this Contract. Without limiting the responsibility and obligations of the Title Company as the Reporting Person, Seller and Purchaser hereby agree to comply with any provisions of the IRS Reporting Requirements that are not identified therein as the responsibility of the Reporting Person, including, but not limited to, the requirement that Seller and Purchaser each retain an original counterpart of this Contract for at least four (4) years following the calendar year of Closing.

18.	OFFER.

This Contract will constitute an offer from the first party to sign the Contract to the other party, which offer must be accepted, if at all, within three (3) Business Days after receipt of same.

19.	EFFECTIVE DATE.

This Contract will be deemed executed as of the date of the last signature but effective as of the date of delivery in fully executed form.

SELLER:

MAD LLC, a Virginia limited liability company

Date: October 16, 2002	By:

	Name:	Daniel L. Betts
	Title:	Manager

PURCHASER:

Remodelers Credit Corporation, a Delaware corporation

Date: October 22, 2002	By:

	Name:	Murray H. Gross
	Title:	President

JOINDER BY TITLE COMPANY

The undersigned,                                               (referred to in this Contract as the “Title Company”), hereby acknowledges that it received this Contract executed by Seller and Purchaser on the              day of                         , 2002, and accepts the obligations of Title Company as set forth herein.

By:

Name:

Title:

Schedule of Exhibits:

Exhibit A – Legal Description

Exhibit B – Surveyor’s Requirements

Exhibit C – Special Warranty Deed

Exhibit D – Blanket Conveyance, Bill of Sale and Assignment

Exhibit E – Certificate of Nonforeign Status

EXHIBIT A

Legal Description

Beginning at an iron pipe found in the northerly right-of-way line of Highams Court (Deed Book 1176 Page 25 10 and the southwesterly property comer of the now or formerly Kenneth Mentzer, Trustee property (Deed Book 1903 Page 1578); thence

With the northerly right-of-way line of Highams Court S 74° 57’ 58”W, 74.99 feet to an iron pipe set; thence

22.73’ feet along the arc of a curve to the right, having a radius of 25.00 feet, with a chord bearing and distance of N 78° 59’ 25”W, 21.95 feet respectively to an iron pipe set; thence

143.83 feet along the arc of a curve to the left, having a radius of 58.00 feet, with a chord bearing and distance of S 56° 00’ 35” W, 109.71 feet respectively to an iron pipe found; thence departing the northerly right-of-way line of Highams Court and with the northerly property line of the now or formerly H.A. Higham and E.F. Cannon, Trustee property S 74° 57’ 58” W, 253.23 feet to and iron pipe found in the easterly property line of the now or formerly Arban and Carosi Inc. Property; thence with the easterly property line of Arban and Carosi property N 20° 28’ 24” E, 654.66 feet to an iron pipe set; thence with the southerly property line of the now or formerly Lewis & Rosalie F. Leigh property S 69° 3 F 36” E, 97.48 feet to an iron pipe found; thence S 15° 02’ 02” E, 38.31 feet to an iron pipe found; thence

N 74° 57’ 58” E, 80.00 feet to an iron pipe found in the northerly right-of-way line of Cannons Court (Deed Book 1176 Page 25 1); thence

Departing the northerly right-of-way line of Cannons Court and with the northerly and westerly property line of the now or formerly Richard H. Sunderlin, Trustee property S 74° 57’ 58 W, 86.92 feet to an iron pipe found; thence

S 15° 02’ 02” E, 362.00 feet to the point of beginning and containing 3.0896 acres of land.

EXHIBIT B

Survey Requirements

Field Note Description.    The Survey shall contain a certified metes and bounds description and shall comply with the following requirements:

1.	The beginning point shall be established by a monument located at the beginning point, or by referenced to a nearby monument.

2.	The sides of the Land shall be described by giving the distances and bearings of each.

3.	The distances, bearings, and angles shall be taken from a recent instrument survey, or recently recertified survey, by a registered professional engineer or registered public surveyor.

4.	Curved sides shall be described by data including: length of arc, central angle, radius of circle for the arc and chord distance, and bearing.

5.	The description shall be a single perimeter description of the Land.

6.
The description shall include a reference to all streets, alleys, and other rights-of-way that abut the Land, and the width of all rights-of-way mentioned shall be given the first time these rights-of-way are referred to.

7.	For each boundary line abutting a street, road, alley or other means of access, the description must, in calling the boundary line, state that the boundary line and the right-of-way line are the same.

8.	If the Land has been recorded on a map or plat as part of an abstract or subdivision, reference to such recording data shall be made.

9.	The total acreage and square footage of the Land shall be certified.

Lot and Block Description.    If the Land consists of one or more complete lots or blocks included within a properly established recorded subdivision or addition, then a lot and block description will be an acceptable substitute for a metes and bounds description, provided that the lot and block description must completely and properly identify the name or designation of the recorded subdivision or addition and give the recording information therefor.

Map or Plat.    The Survey shall also contain a certified map or plat clearly showing the following:

1.	The Land.

2.	The relation of the point of beginning of the Land to the monument from which it is fixed.

3.	All easements, streets, roads, alleys and rights-of-way on or abutting the Land, showing recording information therefor by volume and page.

4.
If the Land has been recorded on a map or plat as part of an abstract or subdivision, all survey lines must be shown, and all lot and block lines (with distances and bearings) and numbers, must be shown.

5.
The established building setback lines, if any, including those by restrictive covenant, recorded plat and zoning ordinance (identifying the source in each case, by volume and page reference if applicable.

6.	All easements appurtenant to the Land, with recording information by volume and page.

7.	The boundary lines of the street or streets abutting the Land and the width of said streets and the width of the rights-of-way therefor.

8.	The distance from the nearest intersecting street or road to the Land.

9.
All structures and improvements on the land (with designation and dimensions of each party wall, if any) with horizontal lengths of all sides and the relation thereof by distances to (i) all boundary lines of the Land, (ii) easements, (iii) established building lines and (iv) street lines.

10.	The types of materials comprising the exterior walls and roofs of all buildings.

11.	All street addresses of improvements on the Land.

12.	All curb cuts, driveways, fences, sidewalks, stoops and landscaping.

13.	The number of stories of all multi-story structures.

14.	The location, type and size of all utility lines as they service the Land and improvements (sewer, water, gas, electric and telephone).

15.	All encroachments and protrusions, if any, from or upon the land or any improvements thereon or upon any easement, building, setback line or other restricted area, with exact measurements.

16.	All parking and paved areas, including the number of vehicles (with separate calculation and designation of handicapped parking) that may be parked.

17.	All distances, angles and other calls contained in the legal description.

18.	The location, type and size of all monuments, and as to each monument, indication whether it was found or placed by the surveyor.

19.	The boundaries of any flood hazard area or flood plain area in which any part of the Land lies, with the map number, date and source (governmental authority) of each flood map shown.

20.	All surface water bodies or courses.

21.	The date of any revisions subsequent to the initial survey prepared pursuant to these requirements.

22.	A legend explaining the meaning of all symbols used on the plat.

23.	The scale of all distances and dimensions on the plat.

Certification.    The certification for the property description and the map or plat shall be addressed to Seller, Purchaser, (Lender, if any) or others and the Title Company, signed by the surveyor (a registered public surveyor or registered professional engineer), bearing current date, registration number, and seal, and shall be in the following form or its substantial equivalent:

The undersigned hereby certifies to MAD LLC, a Virginia limited liability company, Remodelers Credit Corporation, a Delaware corporation, and Lawyers’ Title Corporation (title company) that (a) this survey is true and correct and was made on the ground under my supervision as per the field notes shown hereon and correctly shows the boundary lines and dimensions and area of the land indicated hereon and each individual parcel thereof indicated hereon; (b) all monuments shown hereon actually exist, and the location, size and type of such monuments are correctly shown; (c) this survey correctly shows the size, location and type of all buildings, structures, other improvements and visible items on the subject property; (d) this survey correctly shows the location and dimensions of all alleys, streets, roads, rights-of-way, easements, building setback lines and other matters of record of which the undersigned has been advised affecting the subject property according to the legal description in such easements and other matters (with instrument, book, and page number indicated); (e) except as shown, there are no (1) improvements, visible easements, rights-of-way, party walls, drainage ditches, streams, visible uses, visible discrepancies or conflicts, (2) visible encroachments onto adjoining premises, streets, or alleys by any of said buildings, structures, or other improvements, (3) visible encroachments onto the subject property by buildings, structures, or other improvements on adjoining premises, or (4) encroachments on any easement, building setback line or other restricted area by any buildings, structures or other improvements on the subject property; (f) the distance from the newest intersecting street or road is as shown hereon; (g) the subject property has direct and free access to a dedicated public street or road as shown hereon, accepted for maintenance by the entity to which such street or road was dedicated; and (h) I have examined

the Flood Insurance Rate Maps for Prince William County, Virginia, Community Panel Number             , Map Number             , dated                     , and hereby certified that no part of the subject property lies in a Special Flood Hazard Area or other flood hazard or flood plain area however designated, as determined by or in accordance with criteria established by the Federal Insurance Administration or as determined by or in accordance with criteria established by any city or other governmental authority having jurisdiction.

EXHIBIT C

Special Warranty Deed

THE STATE OF VIRGINIA	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF PRINCE WILLIAM	§

THAT MAD LLC, a Virginia limited liability company (“Grantor”), whose mailing address is 1041 Cannons Court, Woodbridge, Virginia 22191, for and in consideration of the sum of TEN AND NO/ 100 DOLLARS ($10.00) and other good and valuable consideration paid in cash to Grantor by the Grantee herein named, has GRANTED, BARGAINED, SOLD and CONVEYED, and by these: presents does GRANT, BARGAIN, SELL and CONVEY unto Remodelers Credit Corporation, a Delaware corporation (“Grantee”), whose mailing address is 750 State Highway 121 Bypass, Suite 170, Lewisville, Texas 75067, Attention: Murray H. Gross, President, that certain real property situated in the County of Prince William, Virginia, more particularly described on Exhibit A attached hereto and made a part hereof for all purposes (“Property”).

TO HAVE AND TO HOLD the Property and all improvements located thereon, free, clear and discharged of and from all former grants, charges, taxes, judgments, mortgages and other liens of whatsoever nature, together with all and singular the rights and appurtenances thereto and in any wise belonging unto the said Grantee, its legal representatives, successors and assigns, forever; and Grantor does hereby bind itself, its legal representatives and successors, to Warrant and Forever Defend all and singular the Property unto the said Grantee, its legal representatives, successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Grantor, but not otherwise.

For the same consideration, Grantor hereby GRANTS, BARGAINS, SELLS and CONVEYS, to Grantee, (i) any and all rights, titles, powers, privileges, easements, licenses, rights-of-way and interests appurtenant to the Property, (ii) all rights, titles, powers, privileges, licenses, easements, rights-of-way and interests, if any, of Grantor, either at law or in equity, in possession or in expectancy, in and to any real estate lying in the streets, highways, roads, alleys, rights-of-way or sidewalks, open or proposed, in front of, above, over, under, through or adjoining the Property and in and to any strips or gores of real estate adjoining the Property, and (iii) all rights, titles, power, privileges, interest, licenses, easements and rights-of-way appurtenant or incident to any of the foregoing.

This conveyance is made and delivered subject only to those matters of title set forth on Exhibit B attached hereto and incorporated herein by reference, but only to the extent the same, in fact, do exist and are applicable to the Property.

IN WITNESS WHEREOF, Grantor has executed this Special Warranty Deed on the 30th day of November, 2002.

MAD LLC, a Virginia limited liability company

By:

Name:	Daniel L. Bets
Its:	Manager

THE STATE OF VIRGINIA	§
§
COUNTY OF PRINCE WILLIAM	§

BEFORE ME, the undersigned Notary Public, on this day personally appeared Daniel L. Betts, Manager and President of MAD LLC, a Virginia limited liability company, known to me to be the person and officer whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed, as the act and deed of said Manager and President, and in the capacity therein stated.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this the 30th day of November, 2002.

Notary Public – State of Virginia
My commission expires:

WHEN RECORDED RETURN TO:

EXHIBIT D

Blanket Conveyance, Bill Of Sale And Assignment

THE STATE OF VIRGINIA	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF PRINCE WILLIAM	§

By a Special Warranty Deed of even date herewith MAD LLC, a Virginia limited liability company (“Assignor”), conveyed to Remodelers Credit Corporation, a Delaware corporation (“Assignee”), the property (the “ Real Property”) described on Exhibit A attached hereto and made a part hereof for all purposes, together with all improvements located thereon

It is the desire of Assignor hereby to assign, transfer and convey to Assignee all fixtures, fittings, appliances, apparatus, equipment, machinery, contract rights, claims, trade names, escrow or reserve accounts, if any, bonds, warranties and guaranties, and other items of personal property, both tangible and intangible (excluding cash), owned by Assignor, if any, and affixed or attached to, or placed or situated upon, or used or acquired in any way whatsoever in connection with the complete and comfortable use, enjoyment, occupancy or operation of the Real Property, excluding, however, any personal property owned or leased by any lessee of the Real Property (all of such properties and assets being hereinafter collectively referred to as the “Assigned Properties”).

NOW, THEREFORE, in consideration of the receipt of Ten and No/ 100 Dollars ($10.00) and other good and valuable consideration, in hand paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged and confessed by Assignor, Assignor does hereby ASSIGN, TRANSFER, SET OVER, CONVEY and DELIVER to Assignee and Assignee’s successors, legal representatives and assigns, all of Assignor’s right, title and interest, if any, in and to the Assigned Properties, including, without limitation the following:

(i)    all fixtures and other items of tangible personal property situated in, on, or about or used in connection with the Property (“Personal Property”);

(ii)    maintenance agreements, construction agreements, service agreements, contractors’ bonds, warranties, guaranties, rights of use, licenses, contracts and other intangible rights held by the Assignor pertaining to the buildings, improvements, fixtures, personalty and/or other properties comprising the Real Property and/or Personal Property.

(iii)    the telephone number or telephone numbers used in connection with the operation of the Real Property, together with all telephone directory advertising in connection therewith; and

(iv)    all keys and security cards to the Real Property in Assignor’s possession.

TO HAVE AND TO HOLD the Assigned Properties unto Assignee and Assignee’s successors, legal representatives and assigns, forever, and Assignor does hereby bind Assignor and Assignor’s successors, legal representatives and assigns, to WARRANT and FOREVER DEFEND, all and singular, title to the Assigned Properties unto Assignee and Assignee’s successors, legal representatives and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof.

This Blanket Conveyance, Bill of Sale and Assignment and the provisions herein contained will be binding upon and inure to the benefit of the Assignee and the Assignor and their respective successors and assigns.

EXECUTED the 30” day of November, 2002.

ASSIGNOR:

MAD LLC, a Virginia limited liability company

By:

Its:	Manager

EXHIBIT E

Certificate Of Nonforeign Status

The undersigned MAD LLC, a Virginia limited liability company (“Transferor”) hereby certifies to Remodelers Credit Corporation, a Delaware corporation (“Transferee”), for purposes of Section 1445 of the Internal Revenue Code of 1986, as amended, in connection with the sale, transfer and conveyance of the Property described in Exhibit A attached hereto and incorporated herein by reference (the “Property”), that

(i)	that Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

(ii)	that Transferor’s United States identification number is ;

(iii)	that Transferor’s principal office address 1041 Cannons Court Woodbridge, Virginia 22191-1434; and

(iv)
that Transferor is aware that “Transferee” is relying upon this Certificate in not withholding ten percent (10%) of the amount realized on the disposition of the Property by Transferor to Transferee as required of Transferee by Section 1445 of the Internal Revenue Code of 1986, as amended.

Transferor understands that this Certificate may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment or both.

TRANSFEROR:

MAD LLC, a Virginia limited liability company

By:

Its:	Manager